EXHIBIT 99.(b)
Florida Progress Corporation
News Release
Corporate Relations Department, St. Petersburg, Florida

                                                     Media Contact:
                                                     Phil Dean -- (813) 866-5779

[CORPORATE LOGO OMITTED]

Florida Progress reports decrease in first-quarter earnings


ST. PETERSBURG, FL. (April 17, 1997) -- Florida Progress Corporation, the parent of St. Petersburg-based Florida Power Corporation, today reported consolidated first-quarter earnings of $42.0 million, or $.43 per share. This compared with $48.3 million, or $.50 per share for the same quarter last year.

Revenues for the first quarter totaled $747.5 million, compared with $730.4 million for the first quarter of 1996.

Florida Power Corporation earned $41.2 million, or $.42 per share, on revenues of $553.8 million in the first quarter. This compared with earnings of $42.9 million, or $.44 per share, on revenues of $547.3 million in the first quarter of 1996. The number of utility customers continued to grow by nearly two percent in the first quarter, which is approximately twice the national average.

Increased operating and maintenance expenses for Florida Power accounted for some of the reduced earnings. These expenses were almost $10 million higher compared with the first quarter of 1996. The increase was due primarily to costs associated with the outage of the Crystal River nuclear plant and several fossil plant outages. The nuclear unit is scheduled to be out of service until year-end 1997 while modifications required by the Nuclear Regulatory Commission are made to several of the unit's backup safety systems.

Lower preferred stock dividends and depreciation expense helped to offset some of these higher expenses. In 1996, Florida Power redeemed $105 million in preferred stock, which reduced preferred dividends by about $2 million. Depreciation of regulatory assets was accelerated in 1996, which lowered depreciation expense by approximately $3 million in 1997.

Electric Fuels Corporation, the energy and transportation subsidiary of Florida Progress, earned $3.3 million, or $.03 per share during the first quarter. This compared with earnings of $6.8 million, or $.07 per share for the same period last year.

The decrease in earnings is attributable to adverse weather and flooding along the Ohio and Mississippi rivers, which damaged company-owned terminal facilities and continues to disrupt river traffic.

                                     -more-

Florida Progress Corporation (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $5.5 billion. Its principal subsidiary, Florida Power Corporation, is the second-largest investor-owned electric utility in the state. It currently serves approximately 1.3 million customers. Its other primary subsidiary, Electric Fuels Corporation, is an energy and transportation company with interests in coal mining, marine transportation and rail services.

---------------------------------------------------------------------------------------------------------------

                                               Three Months Ended                        Twelve Months Ended
                                                     March 31                                  March 31
                                  ------------------------------------ ----------------------------------------
                                        1997                1996                 1997                  1996
                                  ----------------    ---------------- ------------------  --------------------

Revenues                          $747,500,000        $730,400,000     $3,175,000,000      $3,045,200,000
                                  ----------------    ---------------- ------------------  -------------------

Income from continuing operations   42,000,000          48,300,000        244,400,000         240,600,000

Discontinued operations                     -                   -         (26,300,000)                 -
                                  ----------------    ---------------- ------------------  -------------------

Net Income                        $ 42,000,000        $  48,300,000    $    218,100,000    $  240,600,000
                                  ================    ================ ==================  ===================

Earnings Per Share (EPS):
Income from continuing operations       $  .43              $  .50                $2.52             $2.51
Discontinued operations                     -                   -                  (.27)               -
                                        ------              ------                -----             -----
Consolidated                            $  .43              $  .50                $2.25             $2.51
                                        ======              ======                =====             =====

Average Common
Shares Outstanding                  97,036,161          96,500,110           96,969,645        96,052,565


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Current and prior periods reflect the recapitalization of the spin-off company, Echelon International, and its associated treatment as discontinued operations.

                                                              ###

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